UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2013 (May 13, 2013)

Trimble Navigation Limited
(Exact name of registrant as specified in its charter)

California	001-14845	94-2802192

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer I.D. No.)

935 Stewart Drive, Sunnyvale, California, 94085
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 481-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 13, 2013, Rajat Bahri, the Chief Financial Officer of Trimble Navigation Limited (the "Company"), gave notice to Trimble that he has accepted a new opportunity with a private, venture-backed Silicon Valley technology company, effective as of June 3, 2013.

Julie Shepard, the Company's Vice President of Finance and Chief Accounting Officer, will assume the responsibilities of the Company's Chief Financial Officer until a new Chief Financial Officer is appointed.

Julie Shepard joined Trimble in December of 2006 as Vice President of Finance,  was appointed Principal Accounting Officer in May 2007 and will act as interim Chief Financial Officer after June 3, 2013.  Prior to joining Trimble, Ms. Shepard served as Vice President of Finance and Corporate Controller at Quantum Corporation, from 2005 to 2006, and prior to that, from 2004 to 2005, as an independent consultant to Quantum Corporation.  Ms. Shepard brings with her over 25 years of experience in a broad range of finance roles, including Vice President of Finance at Nishan Systems.  Ms. Shepard began her career at Price Waterhouse.  She received a B.S. in Accounting from California State University.  Ms. Shepard is 55.  Ms. Shepard's compensation has not changed as a result of her interim appointment.

The selection of Ms. Shepard to serve as interim Chief Financial Officer was not pursuant to any arrangement or understanding with respect to any other person.  In addition, there are no family relationships between Ms. Shepard and any director or other executive officer of the Company and there are no related persons transactions between the Company and Ms. Shepard reportable under Item 404(a) of Regulation S-K.

On May 13, 2013, the Company issued a press release announcing the resignation of Mr. Bahri and the appointment of Ms. Shepard.  The entire text of the press release is attached as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01   Financial Statements and Exhibits.

(d)	Exhibits

	99.1	Press release, dated May 13, 2013, issued by Trimble Navigation Limited.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIMBLE NAVIGATION LIMITED

a California corporation

Dated: May 14, 2013	By:	/s/ James A. Kirkland
James A. Kirkland
Vice President and General Counsel

Exhibit Index

Exhibit Number	Description
99.1	Press Release of the Company, dated May 13, 2013